Exhibit 10.42
FAIR ISAAC CORPORATION
Terms and Conditions of Nonstatutory Stock Option Agreement
          These are the terms and conditions applicable to the NONSTATUTORY STOCK OPTION granted by Fair Isaac Corporation, a Delaware corporation (“Fair Isaac”), to you, the optionee listed on the Notice of Grant of Stock Option attached hereto as the cover page (the “Cover Page”), effective as of the date specified on the Cover Page. The Cover Page together with these Terms and Conditions of Nonstatutory Stock Option Agreement constitute the Nonstatutory Stock Option Agreement (the “Option Agreement”). This Option is granted pursuant to the terms of Fair Isaac’s 1992 Long-term Incentive Plan (the “Plan”).

Nonstatutory	This Option is not intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code.
Vesting	Your Option vests and will be exercisable on the vesting dates, as shown on the Cover Page. In addition, your entire Option vests and will be exercisable in full in the event that:
your service as an employee or director of Fair Isaac (or any subsidiary) terminates because of your Disability or death, or any written employment agreement (other than a stock option agreement) between you and Fair Isaac provides for acceleration of this Option upon a change in control of Fair Isaac or upon any other specified event or combination of events.
No additional shares become exercisable after your employment or service with Fair Isaac has terminated for any reason; and all unvested options hereunder are cancelled as of the last day of your employment or service. Vested options may be exercised in the manner and during the period of time set forth in this Option Agreement.
Exercise Period	The right to purchase shares under this Option Agreement terminates at 3:00 p.m. Pacific Time on the earliest of the Expiration Date shown on the Cover Page; or
the 90th day after the termination date of your service as an employee or director of Fair Isaac (or any subsidiary), except if your termination results from Retirement, Disability or death; or
the anniversary date of your Retirement as an employee or director of Fair Isaac (or any subsidiary); or
the anniversary date of the commencement of your Disability, if you become disabled while an employee or director of Fair Isaac (or any subsidiary) or the anniversary date of your death, if you die while an employee or director of Fair Isaac (or any subsidiary).

Leaves of Absence	For purposes of this Option, your service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by Fair Isaac in writing.
Unless you return to active work upon termination of your approved leave, your service will be treated as terminating on the later of 90 days after you went on leave or the date that your right to return to active work is guaranteed by law or by a contract. Fair Isaac will determine which leaves count for this purpose.
Restrictions on Exercise	You may not exercise this Option if the issuance of shares at that time would violate any law or regulation, as determined by Fair Isaac. Moreover, you cannot exercise this Option unless you have accepted this Option in accordance with procedures specified by Fair Isaac.
Notice of Exercise	If you do not exercise this Option through an automated electronic exercise system approved by Fair Isaac, then you must notify Fair Isaac in writing of your intent to exercise this Option.
The notice must specify how many shares you wish to purchase and must specify how your shares should be registered (i.e., in your name only, in your and your spouse’s names as community property, or as joint tenants with right of survivorship).
If someone else wants to exercise this Option after your death, that person must prove to Fair Isaac’s satisfaction that he or she is entitled to do so.
Form of Payment	When you submit your notice, you must include payment of the exercise price shown on the Cover Page for the shares you are purchasing. Payment may be made in one (or a combination of two or more) of the following forms, as approved by Fair Isaac in its sole discretion:
Your personal check, a cashier’s check or a money order;
Irrevocable directions to a securities broker approved by Fair Isaac to sell shares underlying this Option and to deliver all or a portion of the sale proceeds to Fair Isaac in payment of the exercise price and the balance of the sale proceeds to you; or
Certificates for shares of Fair Isaac common stock that you have owned for at least 12 months, along with any forms needed to effect a transfer of those shares to Fair Isaac with the value of the shares, determined as of the effective date of the exercise of this Option, applied to the exercise price.

Withholding Taxes	You will not be allowed to exercise this Option unless you make acceptable arrangements to pay any withholding taxes that may be due as a result of the exercise of this Option. These arrangements must be satisfactory to Fair Isaac. Fair Isaac may agree, in its sole discretion, to withhold shares with a market value equal to the withholding taxes due from the shares to be issued to you as a result of your exercise of this Option.
Restrictions on Resale	By accepting this Option in the manner prescribed by Fair Isaac, you agree not to sell any shares at a time when applicable laws or Fair Isaac policies prohibit a sale.
Transfer of Option	Prior to your death, only you or a permitted assignee as defined herein may exercise this Option (unless this Option or a portion thereof has been transferred to your former spouse by a domestic relations order by a court of competent jurisdiction). You may transfer this Option or a portion of this Option by gift to members of your immediate family, a partnership consisting solely of you and/or members of your immediate family, or to a trust established for the benefit of you and/or members of your immediate family (including a charitable remainder trust whose income beneficiaries consist solely of such persons). For purposes of the foregoing, “immediate family” means your spouse, children or grandchildren, including step-children or step-grandchildren. Any of these persons is a “permitted assignee.” However, such transfer shall not be effective until you have delivered to Fair Isaac notice of such transfer. You cannot transfer, pledge, hypothecate, assign or otherwise dispose of this Option, including using this Option as security for a loan. Any attempts to do any of these things contrary to the provisions of this Option, and the levy of any attachment or similar process upon this Option, shall be null and void. You may, however, dispose of this Option in your will or by a written beneficiary designation. Such a designation must be filed with Fair Isaac on the proper form.
Retention Rights	Neither your Option nor the terms of this Option Agreement give you the right to continue as an employee or director of Fair Isaac (or any subsidiaries) in any capacity. Fair Isaac (and any subsidiaries) reserve the right to terminate your service at any time, with or without cause, subject to the terms of any written employment agreement signed by you and Fair Isaac.

Stockholder Rights	You, or your assignees, estate, beneficiaries or heirs, have no rights as a stockholder of Fair Isaac until the options have been exercised, the exercise price has been received by Fair Isaac, and upon becoming a holder of record of the purchased shares. No adjustments are made for dividends or other rights if the applicable record date occurs before you become a holder of record, except as described in the Plan.
Adjustments	In the event of any adjustments to the capital stock of Fair Isaac as described in Article 10 of the Plan, the number of shares covered by this Option and the exercise price per share shall be adjusted as Fair Isaac may determine pursuant to the Plan.
Applicable Law	This Option Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to its rules on choice of law).
Other Agreements	This Option Agreement, the Plan and any written agreement between you and Fair Isaac (or any subsidiaries) providing for acceleration of options granted to you by Fair Isaac upon a change in control of Fair Isaac constitute the entire understanding between you and Fair Isaac regarding this Option. Any other prior agreements, commitments or negotiations concerning this Option are superseded. If there is any inconsistency between the provisions of this Option Agreement and the Plan, the provisions of the Plan shall govern. This Option Agreement may be amended only in writing.
Definitions	“Retirement” means the date that you are eligible for normal retirement or early retirement, as defined as follows:
“Normal Retirement Age” means age 65
“Early Retirement” means age 55 and completed 10 Years of Service. One Year of Service is the completion of at least 1,000 hours of service during the year.
“Disability” means that you are unable to engage in any substantial gainful activity by reason of a medically determinable, physical or mental impairment which can be expected to result in death or which has lasted (or can be expected to last) for a continuous period of not less than 12 months.
By accepting this Option in the manner prescribed by Fair Isaac, you agree to all of the terms and conditions described in this Option Agreement and in the Plan.